EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-162292 on Form S-1 of our report dated February 12, 2010 relating to the financial statements and financial statement schedule of West Corporation (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph regarding the Company’s adoption of Accounting Standards Codification 810, Consolidation related to noncontrolling interests in consolidated financial statements effective January 1, 2009), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/    DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 16, 2010